Exhibit 99.1

TRIUMPH GROUP, INC.

2004 STOCK INCENTIVE PLAN

STOCK AWARD AGREEMENT

Triumph Group, Inc. (the “Company”) hereby awards to the employee named below (the “Awardee”) the number of shares of Common Stock of the Company (the “Shares”), in accordance with and subject to the terms, conditions and restrictions of this Agreement together with the provisions of the 2004 Stock Incentive Plan (the “Plan”) of the Company, which Plan is incorporated herein by reference (all capitalized terms used herein having the meanings assigned in the Plan unless otherwise herein defined):

Name and Address of Awardee:

Number of Shares Awarded (subject to adjustment as provided below):

$            divided by the closing price of a share of the Company’s Common Stock as reported on the New York Stock Exchange on the date the Committee determines whether the award has been earned as hereinafter provided.

Relevant Dates:  The following dates are applicable for this Agreement:

Award Date:	June 6, 2007

Grant Date:	The date the Committee determines that the performance criteria have been achieved.

Performance Measurement Period:	Fiscal year ending March 31, 2008

Vesting Date:	June 6, 2011

Performance Criteria:  The following performance criteria must be met for an award of Shares to be released under this Agreement.

The performance criteria shall be:

•                  The earnings per share of the Company for the Performance Measurement Period, as determined by the Committee and the Board on the basis of the Company’s (unaudited) consolidated financial statements for the Performance Measurement Period (the “Actual EPS”) as of the date the Committee determines whether the award has been earned, as compared to a targeted earnings per share of the Company for such period of $             (the “Targeted EPS”).

Number of Shares Awarded:  If the Actual EPS equals or exceeds the Targeted EPS, the number of Shares to be released to the Awardee on the Vesting Date shall be determined (as approved by the Committee) as set forth above, without adjustment.  If the Actual EPS is less than 100% of the Targeted EPS, the Awardee shall not receive any Shares hereunder.

The calculation of Actual EPS shall be approved by the Committee and the Board, and may be adjusted for significant structural changes, accounting changes, and other operating and non-operating charges and gains, as the Committee and the Board, in their discretion, may deem appropriate.

— HIGHLY RESTRICTED —